Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for PHX and Arizona

PHX will be a significant hub of the combined carrier’s expanded network in the Western U.S.

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 319 daily departures, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide PHX with increased connectivity

Complemented by American’s existing LAX international hub

Larger, more global network makes international service to PHX more viable and sustainable

Combined company will maintain a significant corporate presence in Phoenix/Tempe

Together, American Airlines and US Airways employ ~10,100 people in Arizona, supporting long-term economic growth

Combined networks will serve 4 locations across Arizona—Phoenix, Tucson, Grand Canyon and Yuma

With increased connectivity, PHX will be a key hub in the combined airline’s global network, resulting in more travel options for Arizona customers

8

Substantial Benefits for PHX and Arizona

PHX will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

-KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13

Creating a Premier Global Carrier

With Substantial Benefits for California

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for LAX and California

The combination will improve traffic flow through LAX

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 367 daily departures, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide LAX with increased connectivity

New American Airlines will have a greater network presence in the Western U.S.

Increased presence on the East Coast will enhance LAX’s importance as a hub

Together, American Airlines and US Airways employ ~7,160 people in California, supporting long-term economic growth

Combined networks will serve 16 locations across California—Los Angeles, San Francisco, Sacramento, San Diego, Oakland, San Jose, Burbank, Long Beach, Monterey, Bakersfield, Fresno, Ontario, Palm Springs, Santa Barbara, San Luis Obispo and Santa Ana-Orange County.

With increased connectivity, LAX will be a key hub in the combined airline’s global network, resulting in more travel options for California customers

8

Substantial Benefits for LAX and California

LAX will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

– HENRY HARTEVELDT, CO-FOUNDER, ATMOSPHERE RESEARCH GROUP (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13

Creating a Premier Global Carrier

With Substantial Benefits for Florida

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for MIA and Miami

The combination will improve traffic flow through MIA

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 556 daily departures, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide MIA with increased connectivity

New American Airlines will have the most service in the eastern region

Increased presence on the East Coast will increase MIA importance as a hub

MIA will have access to 35 additional East Coast cities

Together, American Airlines and US Airways employ ~11,650 people in Florida, supporting long-term economic growth

Combined networks will serve 15 locations across Florida — Daytona Beach, Fort Lauderdale, Gainesville, Jacksonville, Orlando, Miami, Melbourne, Palm Beach, Pensacola, Fort Myers, Sarasota, Tallahassee, Tampa, Valparaiso-Fort Walton and Key West

With increased connectivity, MIA will be a key hub in the combined airline’s global network, resulting in more travel options for Florida customers

8

Substantial Benefits for MIA and Miami

Florida will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All

Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13

Creating a Premier Global Carrier

With Substantial Benefits for Illinois

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

5

Combination will create three similarly sized, competitive global network carriers

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for ORD and Chicago

The combination will improve traffic flow through ORD

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 503 daily departures, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide ORD with increased connectivity

New American Airlines will have the most service in the central region

Increased presence on the East Coast will increase ORD’s importance as a hub

ORD will have access to 35 additional East Coast cities

Together, American Airlines and US Airways employ ~9,680 people in Illinois, supporting long-term economic growth

Combined networks will serve six cities across Illinois—Chicago, Springfield, Peoria, Bloomington-Normal, Champaign and Moline

Hub operations, fleet and ground service will be located at ORD

With increased connectivity, ORD will be a key hub in the combined airline’s global network, resulting in more travel options for Illinois customers

8

Substantial Benefits for ORD and Chicago

Illinois will benefit from increased connectivity, a broader route network, and a stronger, more competitive airline

9

Creating the Largest Airline in the Central Region

Source: YE 2Q12 Superset Domestic Passenger Revenue

10

Merged Airline Bigger Than United in Chicago

The combined airline will have a larger local passenger base in Chicago than United

United will still have a larger overall operation due to its international flying, but with a solid domestic foundation, the combined airline can compete effectively for international business with United in Chicago

Local Chicago Passengers

Year Ending 2Q 2012 in millions

11

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

12

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

13

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

14

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

15

Creating a Premier Global Carrier

With Substantial Benefits for New York

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for JFK and New York

The combination will improve traffic flow through JFK

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 372 daily departures, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide JFK with increased connectivity

New American Airlines will have the most service in the east coast region

Increased presence on the East Coast will increase JFK’s importance as a hub

JFK will have access to 35 additional East Coast cities

Together, American Airlines and US Airways employ ~8,060 people in New York, supporting long-term economic growth

Combined networks will serve 13 locations across New York—New York City (JFK and La Guardia), Buffalo, Albany, Rochester, Syracuse, Long Island, Binghamton, Newburgh, Plattsburgh, Watertown, Westchester, Elmira and Ithaca

With increased connectivity, JFK will be a key hub in the combined airline’s global network, resulting in more travel options for New York customers

8

Substantial Benefits for JFK and New York

JFK will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13

Creating a Premier Global Carrier

With Substantial Benefits for North Carolina

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for CLT and North Carolina

The combination will improve traffic flow through CLT

Combined airline will be largest domestic carrier

Combined networks will offer 784 daily departures, with access to 336 destinations around the world from North Caroline

Strong domestic foundation supports international growth

Combined network to provide CLT with increased connectivity

New American Airlines will have the most service in the eastern region

Increased presence on the East Coast will increase CLT importance as a hub

CLT to have access to a larger international network, including robust network in Latin America

Together, American Airlines and US Airways employ ~9,800 people in North Carolina, supporting long-term economic growth

Combined network will serve 9 locations across North Carolina—Asheville, Charlotte, New Bern, Fayetteville, Greensboro, Greenville, Jacksonville, Raleigh-Durham and Wilmington

With increased connectivity, CLT will be a key hub in the combined airline’s global network, resulting in more travel options for North Carolina customers

8

Substantial Benefits for CLT and North Carolina

CLT will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13

Creating a Premier Global Carrier

With Substantial Benefits for Oklahoma

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

Substantial Benefits for TUL and Oklahoma

The combination will provide TUL access to more choices and better service

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 31 daily departures, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide TUL with increased connectivity

New American Airlines will have the most service in the central region

TUL will have access to 35 additional East Coast cities

Together, American Airlines and US Airways employ ~6,555 people in Oklahoma, supporting long-term economic growth

• Combined networks will serve 3 locations across Oklahoma—Oklahoma City, Tulsa and Lawton

With increased connectivity, TUL will be a key hub in the combined airline’s global network, resulting in more travel options for Oklahoma customers

Substantial Benefits for TUL and Oklahoma

Oklahoma will benefit from increased connectivity, a broader route network, and a more competitive airline

New Strategy for Tulsa Maintenance Facility

Tulsa maintenance facility to be the premier heavy maintenance facility in the U.S., centralizing full-year continuous maintenance operations in a single location

Expanding focus on heavy maintenance – will maintain a steady flow of premier maintenance work and good, high paying jobs in Tulsa long into the future

New American Airlines will continue to be an important economic driver for the Tulsa area

The combined airline will provide employees with competitive compensation and benefits, greater advancement opportunities and improved job security

TUL will be home to the premier heavy maintenance facility in the U.S., allowing good, high paying jobs to stay in Tulsa long into the future

Creating the Largest Airline in the Central Region

Source: YE 2Q12 Superset Domestic Passenger Revenue

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

Creating a Premier Global Carrier

With Substantial Benefits for the Pennsylvania-Delaware Region

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for PHL and Pennsylvania-Delaware Region

The combination will improve traffic flow through PHL

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 558 daily departures from Pennsylvania, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide PHL with increased connectivity

New American Airlines will have the most service in the eastern region

Increased presence on the East Coast will increase PHL’s importance as a hub

PHL to have access to a larger international network, including robust network in Latin America

Together, American Airlines and US Airways employ ~9,100 people in Pennsylvania, supporting long-term economic growth

Combined networks will serve 8 locations across Pennsylvania—Philadelphia, Pittsburgh, Scranton, Harrisburg, State College, Allentown-Lehigh, Erie and Williamsport

With increased connectivity, PHL will be a key hub in the combined airline’s global network, resulting in more travel options for Pennsylvania customers

8

Substantial Benefits for PHL and Pennsylvania-Delaware Region

PHL will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

– HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13

Creating a Premier Global Carrier

With Substantial Benefits for Texas

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for DFW and Texas

The combination will improve traffic flow through DFW

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 993 daily departures from Texas, with access to 336 destinations around the world

Strong domestic foundation supports international growth

Combined network to provide DFW with increased connectivity

New American Airlines will have the most service in the central region

Increased presence on the East Coast will increase DFW’s importance as a hub

DFW will have access to 35 additional East Coast cities

Combined company will be headquartered in Dallas-Fort Worth

Together, American Airlines and US Airways employ~24,600 people in Texas, supporting long-term economic growth

Combined networks will serve 22 locations across Texas—Dallas-Fort Worth, Houston (William P. Hobby and George Bush), Austin, San Antonio, El Paso, Corpus Christi, College Station, Waco, Midland, Abilene, Amarillo, Brownsville, Longview, Killeen-Fort Hood, Laredo, Lubbock, McAllen-Miller, San Angelo, Tyler, Wichita Falls and Beaumont-Port Arthur

With increased connectivity, DFW will be a key hub in the combined airline’s global network, resulting in more travel options for Texas customers

8

Substantial Benefits for DFW and Texas

DFW will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Creating the Largest Airline in the Central Region

Source: YE 2Q12 Superset Domestic Passenger Revenue

10

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

11

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

12

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

13

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

14

Creating a Premier Global Carrier

With Substantial Benefits for the Washington, D.C. Region

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

Creates a premier global carrier

Together, American and US Airways will be better equipped to compete and win against other global carriers

Enhances value for all financial stakeholders

Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

Offers consumers more choices and better service

A more robust global network with the ability to connect more passengers to more places

Additional investments in products and services to improve travel experience

Improved loyalty benefits by expanding opportunities to earn and redeem miles

Highly competitive for global corporate accounts

Expects to maintain all existing hubs and service to all destinations

Significant benefits for employees

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Merger provides a path to improved compensation and benefits

Creates greater career opportunities for employees over the long term

4

Enhancing Competition

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

5

World-Class Global Network

Canada

9 Destinations

30 Routes

Europe / Middle East

21 Destinations

52 Routes

6

Complementary Domestic Network

Diio 2013 published schedules as of January 25, 2013

7

Substantial Benefits for

DCA and Washington, D.C. Region

The combination will improve traffic flow through DCA

Combined airline will be largest domestic carrier

Combined networks will offer improved service through 423 daily departures from the region, with access to 336 destinations around the world

Strong domestic foundation supports growth

Combined network to provide DCA with increased connectivity

New American Airlines will have the most service in the eastern region

DCA to have access to a larger network

Together, American Airlines and US Airways employ ~2,400 people in Washington, D.C. region, supporting long-term economic growth

Combined networks will serve 10 locations around the DC, Maryland and Virginia region— Washington, DC (Dulles and Ronald Reagan); Baltimore and Salisbury/Ocean City, MD; and Richmond, Charlottesville- Albemarle, Lynchburg, Norfolk, Newport and Roanoke, VA

With increased connectivity, DCA will be a key hub in the combined airline’s global network, resulting in more travel options for Washington, D.C. area customers

8

Substantial Benefits for

DCA and Washington, D.C. Region

Washington, D.C. will benefit from increased connectivity, a broader route network, and a more competitive airline

9

Key Support from Labor

The unions for both airlines are supporting this merger because they understand the benefit of working for an airline that is better positioned to grow and compete in today’s industry

American’s pilot, flight attendant and ground employee unions and US Airways’ pilot union have agreed to terms for improved collective bargaining agreements, effective upon merger completion

US Airways’ flight attendant union has reached a tentative agreement, which includes support for the merger

American’s unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Employees will benefit from being part of a company with a more competitive and stable financial foundation

This promise of stability will create greater opportunities for employees over the long term

Enhanced network and revenues support better labor contracts and greater job stability

10

What People are Saying

Union Leaders…

“Industry consolidation that involves AMR will bring the most value to AMR’s stakeholders and is the most rational path to creating a long-term viable and profitable company.”

- KEITH WILSON, PRESIDENT, ALLIED PILOTS ASSOCIATION (8/17/12)

“A merger…will save jobs, pensions and salaries and provide a much brighter future for American Airlines, our customers and all the airline’s employees.”

-CAPTAIN DAVE BATES, FORMER PRESIDENT, ALLIED PILOTS ASSOCIATION (4/20/12)

Industry Experts…

“An expanded AA-US would be able to add more connections between cities, thus increasing its utility and appeal to travelers — and increasing competition and consumer choice.”

-HENRY HARTEVELDT, TRAVEL INDUSTRY ANALYST, HUDSON CROSSING (8/9/12)

Media…

“One of the most obvious improvements would be an increased number of international destinations available to frequent fliers.”

- USA TODAY (2/7/13)

11

Roadmap to Completion

Key conditions

Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

Regulatory approvals and customary closing conditions—Filed HSR

Approval by US Airways shareholders

No financing condition or consents or approvals required from labor unions

The combination is expected to be completed in the third quarter of 2013

12

New American Airlines Offers Substantial Benefits for All Stakeholders

More choices, better service service and enhanced travel experience across a larger worldwide network

Unparalleled benefits through the world’s largest airline loyalty program

Improved opportunities to earn and redeem miles across the combined network

Expects to maintain all hubs currently served by both airlines

Communities will benefit from job and economic growth

Enhances service and single-carrier access to a global network

Leading alternative for global corporate accounts

Historic new precedent for labor/management partnership within airline industry

American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

Provides employees a path to competitive compensation and benefits

Creates greater career opportunities for employees over long term

13